Exhibit 99.1

For Immediate Release	Contact:	Mona J. Walsh (Investors)
Edelman
212-704-4598
mona.walsh@edelman.com
Kellie Hotz (Media Inquiries)
Edelman
312-240-2701
kellie.hotz@edelman.com

CRYO-CELL INTERNATIONAL, INC. REPORTS THIRD QUARTER 2007 RESULTS

OLDSMAR, Fla. – October 15, 2007 – Cryo-Cell International, Inc. (OTC Bulletin Board Symbol: CCEL) (the “Company”), one of the world’s largest and most established family cord blood banks, today announced results for the third quarter ended August 31, 2007.

Consolidated revenues for the third quarter were approximately $4.6 million, remaining relatively flat, to the approximately $4.6 million for the third quarter of 2006. The Company reported a net loss in the third quarter 2007 of approximately ($1.1 million), or ($0.10) per basic common share, compared to a net loss of approximately ($1.1 million), or ($0.09) per basic common share, in the third fiscal quarter of 2006. The net loss in the third quarter of 2007 remained relatively flat compared to the net loss in the third quarter of 2006. Cost of sales and marketing, general and administrative expenses in the third quarter of 2007 and 2006 remained constant. Marketing, general and administrative expenses primarily represent expenses associated with the previously announced strategic initiatives to strengthen the resources allocated to sales and marketing. Also, included in marketing, general and administrative expenses in the third quarter of 2007 was approximately $423,000 in professional fees associated with a proxy contest initiated by a dissident shareholder group. In addition, expenses in the third quarter of 2007 included approximately $163,000 in research and development expenses.

The Company recognized approximately $226,000 in licensee income for the third quarter of fiscal 2007, compared to approximately $165,000 for the third quarter of fiscal 2006. Licensee income for the third quarter of fiscal 2007 and 2006 represents royalty income from licensees located outside of the United States and the sale of sublicense agreements.

For the nine month period ended August 31, 2007, the Company’s revenues were approximately $13.2 million, compared to approximately $12.8 million for the nine month period ended August 31, 2006. The Company reported a net loss for the nine month period ended August 31, 2007 of approximately ($3.3 million), or ($0.29) per basic common share, compared to a net loss of approximately ($1.9 million), or ($0. 16) per basic common share, for the nine month period ended August 31, 2006. The net loss for the nine month period ended August 31, 2007 is attributable to a 7% increase in cost of sales and a 14% increase in marketing, general and administrative expenses partially offset by the 3% increase in revenue and a 23% increase in licensee income. In addition, the net loss in 2007 was increased by certain expenses in the 2007 period, including approximately $481,000 in research and development expenses, and approximately $194,000 in stock option compensation which is the result of the Company’s adoption of FASB Statement No. 123(R).

The increase in cost of sales during 2007 period was in part due to expenses associated with the Company’s introduction of U-Cord service enhancements, including return shipping by a medical courier for all new U.S. customers, and an increase in cord blood collection reimbursements. The increase in marketing, general and administrative expenses reflects the Company’s previously announced strategic initiatives to strengthen the resources allocated to sales and marketing. This resulted in increased expenses associated with various marketing and sales initiatives. Also, contributing to the increase in marketing, general and administrative expenses were approximately $580,000 in professional fees associated with the proxy contest and approximately $126,000 in stock option compensation which is the result of the Company’s adoption of FASB Statement No. 123(R).

The Company recognized approximately $779,000 in licensee income for the nine months ended August 31, 2007, compared to approximately $635,000 for the nine months ended August 31, 2006. Licensee income for the nine months ended August 31, 2007 and August 31, 2006 included approximately $255,000 and $149,000, respectively, of non-recurring income recognized on the payment of the installments for the India license agreement. The remaining $524,000 and $486,000 in for the nine month periods represents royalty income from licensees located outside of the United States and the sale of sublicense agreements.

As of August 31, 2007, the Company had approximately $4.8 million in available cash, cash equivalents, marketable securities and other investments, and it had no long-term debt.

“We believe that several factors may have potentially contributed to relatively flat revenues for Q307 including the overall state of the economy and its possible impact on discretionary consumer spending. In addition, we believe that expansion of public cord blood banks during 2007 may have possibly served to further intensify competition in the cord blood industry,” stated Mercedes Walton, Chairman and Chief Executive Officer of Cryo-Cell. “These considerations notwithstanding, the Company intends to continue our strategic priority focus on achieving product diversification and on advancing plans to commercialize novel and compelling technology from Cryo-Cell’s extensive portfolio of intellectual property. We reaffirm our commitment to deliver increased shareholder value in the coming periods”.

About Cryo-Cell International, Inc.

Based in Oldsmar, Florida, with over 140,000 clients worldwide, Cryo-Cell is one of the largest and most established family cord blood banks. ISO 9001:2000 certified and accredited by the AABB, Cryo-Cell operates in a state-of-the-art Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility. Cryo-Cell is a publicly traded company. OTC Bulletin Board Symbol: CCEL. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www.cryo-cell.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects” or “expects” as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the uncertainty of market acceptance of any potential service offerings relating to maternal placental stem cells (MPSCs) and other types of stem cells other than cord blood stem cells, given that such new stem cells have not yet been used in human therapies, and treatment applications using such stem cells are subject to further research; need to complete certain developments, including completion of clinical validation and testing for commercialization of the processes for the MPSC service and other services and the Company’s development of its final business and economic model in offering any such service; any adverse effect or limitations caused by recent increases in government regulation of stem cell storage facilities; any increased competition in our business; any decrease or slowdown in the number of people seeking to store umbilical cord blood stem cells or decrease in the number of people paying annual storage fees; any adverse impacts on our revenue or operating margins due to the costs associated with increased growth in our business, including the possibility of unanticipated costs relating to the operation of our new facility; any technological breakthrough or medical breakthrough that would render the Company’s business of stem cell preservation obsolete; any material failure or malfunction in our storage facilities; any natural disaster such as a tornado, other disaster (fire) or act of terrorism that adversely affects stored specimens; the costs associated with defending or prosecuting litigation matters and any material adverse result from such matters; the possibility that PharmaStem could seek to appeal the Court of Appeals decision or that a second case by PharmaStem based on two other patents closely related to the ‘553 and ‘681 patents, which has been stayed pending this appeal and reexamination of the patents in the U.S. Patent and Trademark Office, could continue; decreases in asset valuations; any continued negative effect from adverse publicity in the past year regarding the Company’s business operations; any negative consequences resulting from deriving, shipping and storing specimens at a second location; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-KSB, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company.